As filed with the Securities and Exchange Commission on December 23, 2005.

Registration No. 333

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________

BE AEROSPACE, INC.
(Exact name of registrant as specified in its charter)

Delaware	06-1209796
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

BE AEROSPACE, INC. 2005 LONG-TERM INCENTIVE PLAN
AMENDED AND RESTATED BE AEROSPACE, INC. 1994 EMPLOYEE STOCK
PURCHASE PLAN

(Full title of the plans)

Thomas P. McCaffrey
Chief Financial Officer
BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, Florida 33414
(561) 791-5000
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.01 per share	2,196,983	$20.535	$45,115,046	$4,828.00

(1)	Includes (i) 1,696,983 shares of common stock, par value $0.01 per share (the "Common Stock") authorized for issuance under the BE Aerospace, Inc. 2005 Long-Term Incentive Plan (the "LTIP") and (ii) 500,000 shares of Common Stock initially authorized for issuance under the BE Aerospace, Inc. 1994 Employee Stock Purchase Plan (including associated plan interests). In addition, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of determining the registration fee. Estimate based on the average of the bid and asked prices of the Common Stock, par value $0.01 per share, reported on the Nasdaq National Market on December 20, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the "Note" to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

                          The following documents filed with the Commission are incorporated as of their respective dates in this Registration Statement by reference.

(a)	the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	the Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

(c)	the Registrant's Current Reports on Form 8-K filed with the Commission on April 22, 2005, July 26, 2005, November 14, 2005, December 5, 2005, December 7, 2005 and December 12, 2005; and

(d)	the description of the Registrant's Common Stock contained in Amendment No. 1 to the Form 8-A, filed with the Commission on April 20, 1990 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the description of the Registrant's Series A Junior Participating Preferred Stock Rights (traded with the Registrant's common stock) appearing in the Registrant's Form 8-A, filed with the Commission on November 18, 1998 pursuant to Section 12 of the Exchange Act.

                          All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, other than any portion of a Current Report on Form 8-K that has been "furnished" under Items 2.02 and 7.01 of Form 8-K (and any related exhibits). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities. Not required.

Item 5.	Interests of Named Experts and Counsel. None.

Item 6.	Indemnification of Directors and Officers.

              (a)     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in summary, that directors and officers of Delaware corporations such as the Registrant are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the Registrant only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

              (b)    Article 7 of the Registrant's Amended and Restated Certificate of Incorporation, as amended, eliminates the personal liability of each director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of such director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which such director derived an improper personal benefit.

              (c)    Article 8 of the Registrant's Amended and Restated Certificate of Incorporation, as amended, provides for the indemnification of each director and officer of the Registrant against liabilities and expenses (including legal fees) arising from any threatened, pending or contemplated legal proceeding to which he may be a party or with which he may become involved by reason of being or having been an officer or director of the Registrant. Such indemnification is authorized to the fullest extent permitted under the Delaware General Corporation Law.

Item 7.	Exemption from Registration Claimed. Not applicable.

Item 8.	Exhibits. See attached Exhibit list.

Item 9.	Undertakings.

              (a)         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii)          to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

         (2)           That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                                Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wellington, State of Florida on the 23rd day of December, 2005.

BE Aerospace, Inc.
By:	/s/ Robert J. Khoury
Name: Robert J. Khoury
Title: Chief Executive Officer

                                      KNOW ALL MEN BY THESE PRESENTS that each person whose signature to this Registration Statement appears below hereby constitutes and appoints each of Robert J. Khoury, Edmund J. Moriarty and Thomas P. McCaffrey as such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registrations statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

                                      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of the 23rd day of December, 2005.

Signature	Capacity
/s/ Amin J. Koury	Director (Chairman of the Board)
Amin J. Khoury
/s/ Robert J. Khoury	President, Chief Executive Officer and Director
Robert J. Khoury	(principal executive officer)
/s/ Thomas P. McCaffrey	Corporate Senior Vice President of Administration,
Thomas P. McCaffrey	Chief Financial Officer and Assistant Secretary (principal financial and accounting officer)
/s/ Jim C. Cowart	Director
Jim C. Cowart
/s/ Richard G. Hamermesh	Director
Richard G. Hamermesh
/s/ David C. Hurley	Director
David C. Hurley
/s/ Wesley W. Marple, Jr.	Director
Wesley W. Marple, Jr.
/s/ Brian H. Rowe	Director
Brian H. Rowe
/s/ Jonathan M. Schofield	Director
Jonathan M. Schofield

EXHIBIT INDEX

Number	Title of Exhibit
3.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to the Registrant's Registration Statement on
Form S-1, as amended (No. 33-33689), filed with the Commission on
March 7, 1990).

3.2	Certificate of Amendment of the Restated Certificate of Incorporation
(incorporated herein by reference to the Registrant's Registration
Statement on Form S-1, as amended (No. 33-54146), filed with the
Commission on November 3, 1992).

3.3	Certificate of Amendment of the Restated Certificate of Incorporation
(Incorporated herein by reference to the Registrant's Registration
Statement on Form S-3 (No. 333-60209), filed with the Commission on
July 30, 1998).

3.4	Certificate of Amendment of the Restated Certificate of Incorporation
(incorporated by reference to the Registrant's Registration Statement on Form S-3 (No. 33-112493), as amended, filed with the Commission on
February 5, 2004.

3.5	Amended and Restated By-Laws (incorporated herein by reference to the Registrant's Transitional Report on Form 10-K dated December 31, 2002, filed with the Commission on March 26, 2003).
10.1	BE Aerospace, Inc. 2005 Long-Term Incentive Plan.
*5	Opinion of Shearman & Sterling LLP regarding the legality of the securities being offered hereby.
*23.1	Consent of Deloitte & Touche LLP.
*23.2	Consent of Shearman & Sterling LLP (contained in Exhibit 5).
*24	Power of Attorney (included as part of the signature pages to this Registration Statement).

_____________________________
* Filed herewith.